                                                                   EXHIBIT 99.1


                                 GLOWPOINT, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                   PAGE
                                                                                                  -------
Report of Independent Registered Public Accounting Firm........................................      2
Consolidated Balance Sheet as of December 31, 2004.............................................      3
Consolidated Statement of Operations for the year ended December 31, 2004......................      4
Consolidated Statement of Stockholders' Equity for the year ended December 31, 2004............      5
Consolidated Statement of Cash Flows for the year ended December 31, 2004......................      6
Notes to Consolidated Financial Statements.....................................................      7


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the
    Stockholders of Glowpoint, Inc.

We have audited the accompanying consolidated balance sheet of Glowpoint, Inc. and subsidiaries (the "Company") as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Glowpoint, Inc. as of December 31, 2004 and the consolidated results of its operations and its consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 3, the financial statements as of December 31, 2004 and for the year then ended, which were previously audited by the predecessor auditors, have been restated.


Eisner LLP


New York, New York
March 15, 2006

                                 GLOWPOINT, INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2004
                        (IN THOUSANDS, EXCEPT PAR VALUE)
                                (RESTATED-NOTE 3)


                                   ASSETS
Current assets:
   Cash and cash equivalents ....................................................    $   4,497
   Escrowed cash ................................................................          337
   Accounts receivable, net of allowance for doubtful accounts of $305 ..........        1,872
   Receivable from Gores Technology Group .......................................        2,371
   Prepaid expenses and other current assets ....................................          554
                                                                                     ---------
     Total current assets .......................................................        9,631
   Property and equipment-net ...................................................        5,103
   Other assets .................................................................          258
                                                                                     ---------
       Total assets .............................................................    $  14,992
                                                                                     =========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable .............................................................    $   2,984
   Accrued expenses .............................................................        2,421
   Derivative financial instrument ..............................................          367
   Deferred revenue .............................................................          265
   Capital lease obligations ....................................................           35
                                                                                     ---------
     Total current liabilities ..................................................        6,072

Derivative financial instrument, less current portion ...........................          932
                                                                                     ---------

     Total liabilities ..........................................................        7,004

 Preferred stock, $.0001 par value; 5,000 shares authorized, 0.203667 Series
   B shares issued (stated value of $4,888;liquidation value of $5,257;
   cumulative 8% dividends increasing to 12% in July 2005) ......................        4,888

Commitments and contingencies (Note 12)

Stockholders' equity:
   Common stock, $.0001 par value; 100,000 authorized; 37,855 shares issued;
     37,815 shares outstanding ..................................................            4
   Additional paid-in capital ...................................................      148,879
   Accumulated deficit ..........................................................     (144,367)
   Deferred compensation ........................................................       (1,176)
                                                                                     ---------
                                                                                         3,340
     Less: Treasury Stock, 40 shares at cost ....................................         (240)
                                                                                     ---------
     Total stockholders' equity .................................................        3,100
                                                                                     ---------
       Total liabilities and stockholders' equity ...............................    $  14,992
                                                                                     =========


          See accompanying notes to consolidated financial statements.

                                 GLOWPOINT, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2004
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                (RESTATED-NOTE 3)

Revenue .........................................................      $ 15,867
Cost of revenue .................................................        16,019
                                                                       --------
Gross margin (loss) .............................................          (152)
                                                                       --------
Operating expenses
   Research and development .....................................         1,078
   Sales and marketing ..........................................         3,265
   General and administrative ...................................        11,774
                                                                       --------
Total operating expenses ........................................        16,117
                                                                       --------
Loss from operations ............................................       (16,269)
                                                                       --------
Other (income) expense
   Amortization of deferred financing costs .....................           448
   Interest income ..............................................           (92)
   Interest expense .............................................            63
   Gain on marketable equity securities .........................          (132)
   Other income .................................................        (5,000)
   Amortization of discount on subordinated debentures ..........         2,650
   Increase in derivative financial instrument ..................           134
   Loss on exchange of debt .....................................           743
                                                                       --------
Total other (income) expense, net ...............................        (1,186)
                                                                       --------
Net loss ........................................................       (15,083)
Preferred stock dividends .......................................          (369)
                                                                       --------
Net loss attributable to common stockholders ....................      $(15,452)
                                                                       ========
Net loss attributable to common stockholders per share:
   Basic and diluted ............................................      $   (.42)
                                                                       ========
Weighted average number of common shares outstanding:
   Basic and diluted ............................................        36,362
                                                                       ========


          See accompanying notes to consolidated financial statements.

                                 GLOWPOINT, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                DECEMBER 31,2004
                                 (IN THOUSANDS)
                                (RESTATED-NOTE 3)


                                      COMMON STOCK     ADDITIONAL
                                   -----------------     PAID-IN    ACCUMULATED    COMPREHENSIVE    DEFERRED     TREASURY
                                    SHARES    AMOUNT     CAPITAL      DEFICIT      INCOME (LOSS)  COMPENSATION     STOCK    TOTAL
                                   --------   ------   -----------  ------------   -------------  ------------   --------  -------
Balance at January 1, 2004         30,515     $    3    $  135,730   $ (128,915)        $     78     $  (1,498)   $  (240)  $ 5,158
  Net loss                                                              (15,083)                                            (15,083)

  Reversal of unrealized loss
  upon sale of marketable
  securities                                                                                 (78)                               (78)
                                                                                                                            -------
  Comprehensive loss                                                                                                        (15,161)
                                                                                                                            -------
  Deferred compensation related
  to the issuance of restricted
  stock                               190                      511                                        (511)                  --

  Amortization of deferred
  compensation                                                                                             699                  699

  Forfeiture of restricted stock      (40)                    (134)                                        134                   --

  Modification of stock options
  resulting in compensation                                     67                                                               67

  Issuance of stock options for
  consulting services                                           32                                                               32

  Exercise of stock options           782                      570                                                              570

  Exchange of subordinated
  debentures for preferred
  stock, common stock and
  modification of warrants            250                      743                                                              743

  Issuance of common stock and
  warrants in connection with
  private placement                 6,100          1        11,315                                                           11,316

  Issuance of shares in lieu of
  interest on subordinated
  debentures                           18                       45                                                               45

  Preferred stock dividends                                                (369)                                               (369)

                                   ------   --------    ----------   ----------         --------     ---------    ------    -------
Balance at December 31, 2004       37,815   $      4    $  148,879   $ (144,367)        $      -     $  (1,176)   $ (240)   $ 3,100
                                   ======   ========    ==========   ==========         ========     =========    ======    =======


          See accompanying notes to consolidated financial statements.

                                 GLOWPOINT, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2004
                                 (IN THOUSANDS)
                                (RESTATED-NOTE 3)


Cash flows from operating activities:
   Net loss .................................................................    $(15,083)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization ..........................................       2,236
     Amortization of deferred financing costs ...............................         448
     Amortization of discount on subordinated debentures ....................       2,650
     Equity-based compensation ..............................................         798
     Common stock issued for interest on subordinated debentures ............          45
     Loss on exchange of debt ...............................................         743
     Other expense recognized for the increase in the estimated fair
       value of the derivative liability ....................................         134
     Other ..................................................................         (78)
     Increase (decrease) in cash attributable to changes in assets and liabilities, net of effects of acquisitions:
       Escrowed cash ........................................................          (2)
       Accounts receivable ..................................................         496
       Receivable from Gores Technology Group ...............................      (5,539)
       Prepaid expenses and other current assets ............................         415
       Other assets .........................................................        (193)
       Accounts payable .....................................................         616
       Accrued expenses .....................................................         756
       Accrued equity-based compensation ....................................          82
       Deferred revenue .....................................................          46
                                                                                 --------
         Net cash used in operating activities ..............................     (11,430)
                                                                                 --------
Cash flows from investing activities:
   Purchases of furniture, equipment and leasehold improvements .............      (1,097)
                                                                                 --------
         Net cash used in investing activities ..............................      (1,097)
                                                                                 --------
Cash flows from financing activities:
   Proceeds from issuance of common stock and warrants ......................      11,316
   Proceeds attributed to derivative financial instrument ...................       1,164
   Exercise of stock options ................................................         570
   Payments on capital lease obligations ....................................        (131)
                                                                                 --------
         Net cash provided by financing activities ..........................      12,919
                                                                                 --------
Increase  in cash and cash equivalents ......................................         392
Cash and cash equivalents at beginning of year ..............................       4,105
                                                                                 --------
Cash and cash equivalents at end of year ....................................    $  4,497
                                                                                 ========

Supplemental disclosures of cash flow information:
Cash paid during the period for:
   Interest .................................................................    $

Noncash investing and financing activities:
Deferred compensation and additional paid-in capital recorded for the
   issuance of restricted common stock ......................................    $    511
Reduction in deferred compensation and additional paid-in capital for
   the forfeiture of restricted common stock ................................         134
Issuance of Series B convertible preferred stock in exchange for
   convertible debentures ...................................................       4,888
Dividends on Series B preferred stock .......................................         369



           See accompanying notes to consolidated financial statement

NOTE 1--THE BUSINESS

       Glowpoint provides comprehensive video communications services. Prior to 2004, Glowpoint, then known as Wire One Technologies, Inc., sold its video solutions (VS) equipment sales business to Gores Technology Group ("Gores") and accordingly, the accompanying financial statements do not include such operations (see Note 4). Our services include IP-based and ISDN-based videoconferencing services, which are provided principally on a subscription basis, and managed bridging conferencing services for multi-point video and audio communications among three or more participants. We also provide IP-based broadcasting and event services.

       On April 20, 2004, we entered into an agreement with Tandberg, Inc., a wholly owned subsidiary of Tandberg ASA (OSLO: TAA.OL), a global provider of visual communications solutions. As part of the agreement, we acquired for $1.00 certain assets and the customer base of Tandberg owned Network Systems LLC. Network Systems customers, primarily ISDN-based video users, obtained immediate access to our video bridging and webcasting services. As part of the agreement, Tandberg's corporate use of IP video communications and other telecommunications services, formerly purchased through Network Systems, is being provided exclusively by us under a multi-year agreement. In addition, we assumed contractual commitments with AT&T, MCI and Sprint from Network Systems, which were subsequently consolidated into new agreements with these carriers. For accounting purposes, such commitments did not result in any additional asset or liability recognition. Tandberg named the GlowPoint Certified Program as a recognized external testing partner for its hardware and software products. The transaction was accounted for following purchase accounting under Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations". The fair value of tangible assets acquired and liabilities assumed were nominal. Accordingly, we did not record any value of intangible assets acquired. Results of operations of the acquired business are included in the accompanying financial statements from April 20, 2004, the date of acquisition. The following proforma information gives effect to the acquisition as if it had occurred on January 1, 2004.


                ($ in thousands, except per share amounts)

                Total revenue                              $ 16, 798
                Gross profit                               $      37
                Net loss                                   $ (14,803)
                Net loss per share, basic and diluted      $   (0.42)

       Our consolidated financial statements have been prepared assuming that we will continue as a going concern. We incurred a loss from operations of $16.3 million and experienced negative cash flows from operating activities of $11.4 million for the year ended December 31, 2004. At December 31, 2004, we had cash and cash equivalents of $4.5 million, working capital of $3.6 million and an accumulated deficit of approximately $144.4 million. We raised capital in 2005, but continue to sustain losses and negative operating cash flows. In 2006 we commenced a restructuring of the current business (see Note 18) and are working on raising capital to fund such operations. However, there are no assurances that additional capital will be obtained. We believe that our available capital as of December 31, 2004 along with our operating activities will enable us to continue as a going concern through December 31, 2005.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Principles of Consolidation

       The consolidated financial statements include the accounts of Glowpoint and our wholly owned subsidiaries, AllComm Products Corporation ("APC"), and VTC Resources, Inc. ("VTC"). All material inter-company balances and transactions have been eliminated in consolidation.

    Use of Estimates

       Preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from the estimates made. We periodically evaluate estimates used in the preparation of the financial statements for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation. The significant areas of estimation include determining the allowance for bad debts, accrued sales tax, the estimated life of customer relationships, the estimated lives of property and equipment and the fair value of derivative financial instruments.

         Changes to our allowance for bad debts during the year ended December 31, 2004 are summarized as follows:


Balance at beginning of year...........................       $ 190,000
Charged to expense.....................................         412,000
Deductions.............................................        (297,000)
                                                              ---------
Balance at end of year.................................       $ 305,000
                                                              ---------

    Revenue Recognition

       We recognize service revenue related to the Glowpoint network subscriber service and the multi-point video and audio bridging services as service is provided. Customer activation fees are deferred and recognized over the twenty-four month estimated life of our customer relationship, because the value of such activations are closely related to the subsequent delivery of our services. We recognize revenue derived from other sources when services are provided or events occur.

    Cash and Cash Equivalents

       We consider all highly liquid debt instruments with an original maturity of three months or less when purchased to be cash equivalents.

       In September 2003, as a condition to closing the sale of our video solutions equipment sales business, we set aside $335,000 in an interest-bearing escrow account. These funds, including interest thereon, were restricted as to their use until certain calculations required by the asset purchase agreement were agreed between the parties or determined by independent accountants. The $335,000 is included in escrowed cash on the restated consolidated balance sheet at December 31, 2004. Subsequently, we announced that we had entered into a settlement agreement with Gores under which Gores released to us the $335,000, including the interest thereon, that was escrowed.

    Concentration of Credit Risk

       Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents, and trade accounts receivable. We place our cash and cash equivalents primarily in commercial checking accounts and money market funds. Commercial bank balances may from time to time exceed federal insurance limits; money market funds are uninsured.

       We perform ongoing credit evaluations of our customers. We record an allowance for doubtful accounts based on specifically identified amounts that are believed to be uncollectible. We also record additional allowances based on certain percentages of our aged receivables, which are determined based on historical experience and an assessment of the general financial conditions affecting our customer base. If our actual collections experience changes, revisions to our allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

    Property and Equipment

       Property and equipment are stated at cost. Furniture and office, computer, videoconferencing, bridging and network equipment are depreciated over the estimated useful lives of the related assets, which range from three to six years. Leasehold improvements are amortized over the shorter of either the asset's useful life or the related lease term. Depreciation is computed on the straight-line method for financial reporting purposes. Property and equipment include fixed assets subject to capital leases which are depreciated over the life of the respective asset.

    Long-Lived Assets

       We evaluate impairment losses on long-lived assets used in operations, primarily fixed assets, when events and circumstances indicate that the carrying value of the assets might not be recoverable in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-lived Assets". For purposes of evaluating the recoverability of long-lived assets, the undiscounted cash flows estimated to be generated by those assets would be compared to the carrying amounts of those assets. If and when the carrying values of the assets exceed their fair values, the related assets will be written down to fair value.

    Income Taxes

       We use the liability method to determine our income tax expense or benefit. Deferred tax assets and liabilities are computed based on temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse. Any resulting net deferred tax assets are evaluated for recoverability and, accordingly, a valuation allowance may be established.

    Earnings (Loss) Per Share

       Basic loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted loss per share for 2004 is the same as basic loss per share. A total of 12,592,000 potential common shares for outstanding options and warrants and 2,059,000 shares issuable upon conversion of our Series B preferred stock (see Note 18) have been excluded from the calculation of diluted loss per share because the effects would be anti-dilutive.

    Stock-Based Compensation

       We periodically grant stock options to employees and directors in accordance with the provisions of our stock option plans, with the exercise price of the stock options being set at the closing market price of the common stock on the date of grant. We account for our employee stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and, accordingly, account for employee stock-based compensation utilizing the intrinsic value method. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", establishes a fair value based method of accounting for stock-based compensation plans. We have adopted the disclosure only alternative under SFAS No. 123 and SFAS No. 148 "Accounting For Stock Based Compensation-Transition and Disclosure", which requires disclosure of the pro forma effects on our net loss attributable to common stockholders and the related per share amounts as if the fair value based method had been adopted as well as certain other information.

       Stock options or warrants issued in return for services rendered by non-employees are accounted for using the fair value based method. The following table illustrates the effect on net loss attributable to common shareholders and net loss per share for the year ended December 31, 2004 if the fair value based method had been applied to all awards:

                                                                     (IN
                                                                   THOUSANDS,
                                                                   EXCEPT PER
                                                                 SHARE AMOUNTS)

Net loss attributable to common stockholders, as reported.....   $     (15,452)
Add: stock-based employee compensation expense included in
   reported net loss..........................................             766
Deduct: stock-based employee compensation expense determined
   under the fair value based method..........................          (1,788)
                                                                   -----------
Pro forma net loss............................................   $     (16,474)
                                                                   -----------
Net loss per share:
Basic and diluted - as reported...............................   $       (0.42)
Basic and diluted - pro forma.................................   $       (0.45)


       The weighted average grant date fair value of options granted during 2004 under the Black-Scholes option pricing model was $1.05 per option. The fair value of each option granted in 2004 is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Risk fees interest rates......................................            3.54%
Expected option lives.........................................         5 years
Expected volatility...........................................          113.20%
Expected dividend yields......................................            None


    Fair Value of Financial Instruments

       Financial instruments reported in our consolidated balance sheet consist of cash, accounts receivable and accounts payable, the carrying value of which approximated fair value at December 31, 2004 due to their short-term nature.

    Recent Accounting Pronouncements

       In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment", which addresses the accounting for transactions in which a company receives employee services in exchange for (a) equity instruments of the company or (b) incurs liabilities that are based on the fair value of the company's equity instruments or that may be settled by the issuance of such equity instruments. It eliminates the ability to account for share based compensation transactions using APB Opinion No. 25 and generally requires that such transactions be accounted for using a fair value based method. Pro forma disclosure will no longer be an alternative. Compensation cost will be recognized over the service period, which would normally be the vesting period of the share-based payment. The Company has adopted SFAS No. 123R effective January 1, 2006 following the modified prospective method. The impact of adopting SFAS 123R cannot be predicted at this time because it will depend on the levels of share-based payments in the future.

       In December 2004, the FASB issued SFAS No. 153, "Exchange of Nonmonetary Assets", an amendment of APB Opinion No. 29, "Accounting for Nonmonetary Transactions". SFAS No. 153 is based on the principle that exchange of nonmonetary assets should be measured based on the fair market value of the assets exchanged. SFAS No. 153 eliminates the exception of nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. We do not believe that the adoption of SFAS No. 153 will have a material impact on our consolidated financial statements.

         In May 2005, the FASB issued SFAS No. 154 Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3 ("SFAS 154"). This Statement replaces APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement is effective for fiscal periods beginning after December 15, 2005 and is not expected to have a significant impact on our financial statements.

      In February 2006, the FASB issued SFAS 155, "Accounting for Certain Hybrid Financial Instruments". SFAS 155 amends SFAS 133 and SFAS 140, and addresses issues raised in SFAS 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. We are currently evaluating the implications of SFAS 155 on our financial statements.


NOTE 3-- RESTATEMENTS

         We have identified errors in previously reported consolidated financial statements and have restated our unaudited condensed consolidated financial statements as of March 31, 2004, June 30, 2004, September 30, 2004 and for the three months ended March 31, 2004, the three and six months ended June 30, 2004, the three and nine months ended September 30, 2004 and the three months ended December 31, 2004. We have also restated our audited financial statements as of December 31, 2004 and for the year then ended. We have experienced difficulties in our efforts to restate periods prior to 2004, including an inability to quantify inventory amounts. We sold our VS equipment business prior to 2004 and as a result we no longer held inventory as of December 31, 2004. These restatements relate principally to the following matters (the items described below will not aggregate the total amount of the restatement):

    Balance Sheet

         Cash - Cash was reduced by $89,000 as of December 31, 2004 to reflect a proper cutoff of deposits made on the first business day of 2005.

         Accounts receivable, net of allowance for doubtful accounts - Accounts receivable was reduced by $891,000 as of December 31, 2004. Pre-billed subscription revenues for January 2005 of $790,000 which was previously included in accounts receivable has been reversed against the corresponding deferred revenue included in current liabilities. Additionally, accounts receivable was increased by $89,000 to reflect a proper cutoff of deposits on the first business day of 2005 and the allowance for doubtful accounts was increased by $208,000.

         Receivable from Gores Technology Group-net - The account receivable due from Gores of $2,750,000 was reduced by $379,000 to reflect the net amount of various transactions between the two companies subsequent to the sale of our VS equipment business to Gores. As described in Note 4, our restated financial statements for the year ended December 31, 2004 reflect the sale of the VS equipment business prior to 2004.

         Other current assets - Other current assets was reduced by $385,000. A monthly telecommunications invoice in the amount of $217,000 which was previously erroneously reflected as a prepaid expense has been charged to expense in 2004. Deferred installation costs associated with deferred activation revenues was overstated by $109,000, prepaid commissions of $75,000 were charged to expense and $78,000 of disputed sales tax that was recorded as a receivable was determined to be uncollectible and written-off. These decreases were partially offset by an adjustment to record as an asset $147,000 for the portion of a telecommunications invoice related to 2005.

         Property and equipment-net - Property and equipment-net was reduced by $7,488,000 principally reflecting cost of revenue that was improperly capitalized prior to and during 2004, net of the related adjustment to accumulated depreciation. Property and equipment previously included purchases of videoconferencing equipment that represented the cost of sales associated with our VS equipment business prior to 2004. Property and equipment also previously included telecommunication charges that represented the cost of service revenue, including approximately $2.2 million that was improperly reclassified during 2004. Additionally, during 2004, we had improperly increased the estimated life of our network equipment.

         Goodwill - Goodwill of $2,548,000 associated with the purchase of a business by Wire One in 2001 was deemed to have become impaired prior to January 1, 2004, because we determined prior to 2004 that we would not pursue the development of such asset.

         Accounts payable and accrued expenses - Accounts payable and accrued expenses were increased by $1,087,000, the majority of which relates to telecommunications carrier invoices that were not previously reflected as of December 31, 2004 and accrued sales tax.

         Derivative financial instrument - We have restated our financial statements to reflect the estimated fair value of a derivative liability for the liquidated damages provisions of the registration rights agreement associated with our February 2004 financing. We estimated that $1,164,000 of the proceeds associated with the financing was attributable to the derivative financial instrument and that the estimated fair value of the derivative financial instrument at December 31, 2004 was $1,298,000 (see Note 10).

         Deferred revenue - Deferred revenue was decreased by $753,000, reflecting principally the reclassification of pre-billed revenue for January 2005 that was netted against the corresponding account receivable.

         Deferred income taxes - We previously reflected a $212,000 deferred income tax liability associated with goodwill. Because the restated financial statements reflect a write-off of the goodwill prior to 2004, we have eliminated the associated deferred income tax liability.

         Additional paid-in capital - Additional paid-in capital as previously reported of $157,323,000 was reduced by $8,444,000. We reduced additional paid-in capital by $1,489,000 to properly apply the guidance of EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments" in accounting for the discount on convertible debentures associated with warrants and a beneficial conversion premium and the related financing costs (see Note 9). We have reduced the loss on the exchange of the convertible debentures for Series B convertible preferred stock, restricted stock and an adjustment to the exercise price of warrants in January 2004 by $611,000. The restated loss on exchange of $743,000 reflects the market value of the 250,000 shares of restricted stock and the incremental fair value of the warrants resulting from the modification (see
Note 10). We had previously recorded $611,000 of additional paid-in capital, which was included in the loss on exchange, for the excess of the market value of the shares of common stock issuable upon the conversion of the Series B convertible preferred stock over the face amount of the convertible debentures. However, at the time of the exchange, the convertible debentures were convertible into the same number of shares of common stock as the Series B convertible preferred stock and, accordingly, additional paid-in capital at December 31, 2004 and the loss on exchange have been reduced. We reduced additional paid-in capital for the reclassification of $4,888,000 of Series B convertible preferred stock to mezzanine. Additionally, we determined that $1,164,000 of the proceeds of our February 2004 financing were attributable to a derivative financial instrument and we reduced additional paid-in capital. Other adjustments further reduced additional paid-in capital by $312,000 and related principally to the allocation of financing costs and option modifications.

         Accumulated deficit - Our accumulated deficit at December 31, 2004 has been increased by $9,307,000, which reflects an increase of $11,967,000 as of January 1, 2004 and a decrease in our net loss for the year ended December 31, 2004 of $2,600,000. The most significant adjustments to our accumulated deficit as of January 1, 2004 relate to the improper capitalization of cost of revenue as property and equipment and improper accounting for the sale of our VS equipment business to Gores. The significant restatements to the net loss for the year ended December 31, 2004 are described below.

       Statement of Operations

         Revenue - Revenue for the year ended December 31, 2004 was reduced by $128,000. We have deferred the recognition of revenue associated with installations services from 2002 and 2003 over a 24 month period (the estimated average life of a subscription based customer). Previously, we recognized installation revenue at the time such services were completed. This change had the impact of increasing 2004 revenue by $160,000. This increase was offset by a reduction in revenue of $94,000 associated with sales tax charged to customers that was erroneously classified as revenue; a reduction of $128,000 related to billing errors that were subsequently corrected, but erroneously reclassified from previously reported revenue and charged to the allowance for doubtful accounts and a reduction of $45,000 related to an insurance claim payment to us that was erroneously classified as revenue.

         Cost of revenue - Cost of revenue was increased by $3,177,000. For the year ended December 31, 2004, approximately $2,216,000 was erroneously capitalized as property and equipment rather than being charged to cost of revenue. In addition, we recomputed the amount of our network costs allocated to cost of revenue, research and development, sales and marketing and general and administrative expenses to properly reflect costs associated with the various departments that used the internal network, which resulted in an increase to cost of revenue of $297,000 Cost of revenue has been increased by $160,000 for costs associated with the increase in installation revenue and adjustments to the deferral of 2004 installation fees. Depreciation expense of $343,000 previously allocated to sales and marketing and general and administrative expenses has been reclassified to cost of revenues associated with bridging services. Additionally, we recomputed the amount of certain circuit costs that were allocated to Gores and previously charged to the sale of the VS equipment business and have decreased the amount allocated during 2004 by $373,000 and increased cost of revenue. Cost of revenue was decreased by $173,000 to apply credits from telecommunication carriers to the appropriate period.

         Sales and marketing - Sales and marketing expenses, previously referred to as selling, were reduced by $4,784,000 for the year ended December 31, 2004. We have reclassified to general and administrative expenses $3,656,000 that was previously classified as selling expenses, which relate principally to customer service, engineering and certain other operating expenses. In addition, we had previously allocated $1,055,000 of network costs to selling expenses during 2004. We have determined that only $238,000 of such costs are attributable to sales and marketing expenses and $817,000 has been reclassified principally to costs of revenue and general and administrative expenses. Sales commission expense has been reduced for $124,000 that should have been expensed prior to 2004 has been reclassified to 2003. Such expenses should have been recognized in the period incurred. Additionally, sales and marketing expense has been reduced by $204,000 relating to an improper accrual of sales commissions.

         General and administrative - General and administrative expenses were increased by $3,303,000. We have reclassified to general and administrative expenses $4,064,000 that was previously classified as selling ($3,656,000) and research and development ($408,000), which relate principally to customer service, engineering and certain other operating expenses. Depreciation expense was reduced by $1,938,000 reflecting the previously discussed reduction of fixed assets and a reclassification of depreciation expense related to bridging revenue. The re-allocation of network costs from sales and marketing expenses resulted in an increase in general and administrative expenses of $472,000. An accrual for severance expense in 2004 for $133,000 has been eliminated since the individual had not been terminated. General and administrative expense was increased by $388,000 to reflect arbitration expenses of $180,000 and additional legal expense of $208,000 incurred with regard to such arbitration, which had previously been charged to the loss on the sale of the VS equipment business to Gores. We recognized $300,000 of expense related to sales tax. Additionally, bad debt expense was decreased by $107,000, including $128,000 that was reclassified as a reduction in revenue. Various additional adjustments resulted in an aggregate increase to general and administrative expenses of $257,000.

         Research and development - Research and development expenses were decreased by $355,000, principally due to a reclassification of $408,000 to general and administrative expenses.

         Other (income) expense - Other income was increased by $678,000. As a result of correcting the accounting for the issuance of the subordinated convertible debentures we reduced the amortization of the related discount by $500,000 and recognized amortization of deferred financing costs of $448,000. We had previously overstated the discount by $1,489,000, which was partially offset by overstating amortization by $989,000 as of January 1, 2004, due to the overstatement of the discount and by following the straight line method of amortizing the discount rather than the effective yield method. As a result of correcting the accounting for the exchange of the subordinated convertible debentures for Series B convertible preferred stock, warrants and a modification to warrants, we reduced the loss on the exchange of debt by $611,000. We had previously recognized a loss on the exchange of $1,354,000, which included the excess of the fair value of the common stock underlying the Series B convertible preferred stock ($5,499,000) over the face amount of the subordinated convertible debentures ($4,888,000) in the loss on exchange. However, the subordinated convertible debentures were convertible into the same number of shares of common stock as the Series B convertible preferred stock and, accordingly, had the same fair value. The loss on the exchange has been reduced to $743,000, representing the fair value of the shares of common stock and the incremental fair value from the warrant modification, which were included in the exchange. Additionally, we recorded other expense of $134,000 associated with the increase in the estimated fair value of the derivative liability associated with registration rights.

         Income tax provision - We previously reflected a $212,000 income tax provision associated with goodwill. Because the restated financial statements reflect a write-off of the goodwill prior to 2004, we have reversed the associated income tax provision.

         Sale of our VS equipment sales business - We previously reflected a loss of $2,908,000 during the year ended December 31, 2004 on the sale of our VS equipment business to Gores. For the reasons described in Note 4, we have restated the accompanying financial statements to give accounting recognition to this transaction at its closing prior to 2004, except for $379,000 arising subsequent to the transaction, which will be recognized upon settlement in 2005. Accordingly, our restated financial statements do not reflect any gain or loss on the sale of our VS equipment business during the year ended December 31, 2004.

         Statement of Cash Flows - Net cash used in operating activities as previously reported of $9.1 million has been increased by $2.3 million to $11.4 million. Net cash used in investing activities as previously reported of $3.4 million has been reduced by $2.3 million to $1.1 million. Net cash provided by financing activities as previously reported of $12.9 million has not materially changed. The changes reflect the items described above.

The following tables summarize the account balances that have been restated (dollars in thousands):

                                    Previously       As        Previously      As      Previously      As      Previously     As
                                     Reported     Restated      Reported    Restated    Reported    Restated   Reported     Restated
                                    ------------------------------------------------------------------------------------------------
Balance sheets:                         March 31, 2004          June 30, 2004         September 30, 2004       December 31, 2004
                                         (unaudited)             (unaudited)              (unaudited)
                                    ------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents              $ 13,313   $ 13,313     $ 10,366    $ 10,366     $ 7,280     $ 7,214     $ 4,586     $ 4,497
Escrowed cash                               336        336          336         336         336         337         337         337
Accounts receivable, net                  2,600      1,685        3,213       2,293       3,081       2,179       2,763       1,872
Receivable from Gores (1)                     0          0            0           0           0           0       2,750       2,371
Other current assets                      1,370      1,017        2,068       1,088       1,699         619         939         554
                                    ------------------------------------------------------------------------------------------------
   Total current assets                  17,618     16,351       15,984      14,083      12,398      10,349      11,375       9,631
Property and equipment-net               13,074      6,008       12,932       5,708      12,753       5,425      12,591       5,103
Goodwill-net                              2,548          0        2,548           0       2,548           0       2,548           0
Other assets                                274        274          326         280         314         285         296         258
                                    ------------------------------------------------------------------------------------------------
      Total assets                     $ 33,514   $ 22,633     $ 31,790    $ 20,071    $ 28,013    $ 16,059    $ 26,810    $ 14,992
                                    ================================================================================================
LIABILITIES

Accounts payable                         $1,707    $ 1,707      $ 2,133     $ 1,562     $ 1,919     $ 1,919     $ 2,833     $ 2,984
Accrued expenses                          1,161      1,132        1,584       2,309       1,484       1,845       1,486       2,421
Derivative                                    0          0            0           0           0         147           0         367
Payable to Gores                              0      3,227            0       2,776           0       2,768           0           0
Deferred revenue                            796        245          887         238         947         236       1,018         265
Capital lease obligations                   127        127          101         102          68          69          35          35
                                       ---------------------------------------------------------------------------------------------
   Total current liabilities              3,792      6,438        4,707       6,987       4,419       6,984       5,373       6,072
Deferred income taxes                         0          0            0           0           0           0         212           0
Derivative, less current portion              0      1,177            0       1,207           0       1,105           0         932
                                       ---------------------------------------------------------------------------------------------
      Total liabilities                   3,792      7,615        4,707       8,194       4,419       8,089       5,584       7,004
Preferred stock                               0      4,888            0       4,888           0       4,888           0       4,888
STOCKHOLDERS' EQUITY
Common stock                                  4          4            4           4           4           4           4           4
Additional paid-in capital              156,799    148,418      157,295     148,959     157,290     148,954     157,323     148,879
Accumulated deficit                    (125,036)  (136,516)    (128,267)   (140,220)   (131,922)   (144,177)   (134,530)   (144,367)
Comprehensive income                          0        161            0         116           0           0           0           0
Deferred compensation                    (1,804)    (1,697)      (1,709)     (1,630)     (1,538)     (1,459)     (1,331)     (1,176)
Treasury stock                             (240)      (240)        (240)       (240)       (240)       (240)       (240)       (240)
                                       ---------------------------------------------------------------------------------------------
Total stockholders' equity               29,722     10,130       27,083       6,989      23,594       3,082      21,226       3,100
                                       ---------------------------------------------------------------------------------------------
Total liabilities and                  $ 33,514   $ 22,633     $ 31,790    $ 20,071    $ 28,013    $ 16,059    $ 26,810    $ 14,992
   stockholders' equity
                                       =============================================================================================

(1) included in other current assets as previously reported as of March 31, 2004, June 30, 2004 and September 30, 2004.

                                      Previously      As      Previously      As      Previously      As      Previously      As
                                       Reported    Restated    Reported    Restated    Reported    Restated    Reported    Restated
                                      ----------------------------------------------------------------------------------------------
Statements of Operations:               Three months ended     Three months ended      Three months ended      Three months ended
                                          March 31, 2004          June 30, 2004        September 30, 2004       December 31, 2004
                                           (unaudited)             (unaudited)            (unaudited)               (unaudited)
                                      ----------------------------------------------------------------------------------------------
Revenue                                   $ 3,225    $ 3,186      $ 4,126    $ 4,179      $ 4,385    $ 4,383      $ 4,259   $ 4,119
Cost of revenue                             2,740      3,539        3,295      4,072        3,435      4,240        3,372     4,168
                                      ----------------------------------------------------------------------------------------------
Gross margin (loss)                           485       (353)         831        107          950        143          887       (49)
                                      ----------------------------------------------------------------------------------------------
Research and development                      327        241          337        240          364        313          405       284
Sales and marketing                         1,835        556        1,912        703        2,117        931        2,186     1,075
General and administrative                  1,882      2,482        1,830      2,760        1,958      2,870        2,800     3,662
                                      ----------------------------------------------------------------------------------------------
Total operating expenses                    4,044      3,279        4,079      3,703        4,440      4,114        5,392     5,021
                                      ----------------------------------------------------------------------------------------------
Loss from operations                       (3,559)    (3,632)      (3,248)    (3,596)      (3,490)    (3,971)      (4,505)   (5,070)
Other (income) expenses                     4,655      3,894         (176)        11           23       (113)      (5,011)   (4,978)
Income tax provision                            0          0            0          0            0          0          212         0
                                      ----------------------------------------------------------------------------------------------
Income (loss) from continuing              (8,214)    (7,526)      (3,072)    (3,607)      (3,513)    (3,858)         294       (92)
   Operations
Discontinued operations                         0          0          (61)         0          (43)         0       (2,803)         0
                                      ----------------------------------------------------------------------------------------------
Net (loss)                                 (8,214)    (7,526)      (3,133)    (3,607)      (3,556)    (3,858)      (2,509)      (92)
Preferred stock dividends                     (74)       (74)         (98)       (97)         (99)       (99)         (99)      (99)
                                      ----------------------------------------------------------------------------------------------
Net (loss)attributable to common
   Stockholders                         $  (8,288)   $(7,600)  $   (3,231)   $(3,704)   $  (3,655)   $(3,957)    $ (2,608)   $ (191)
                                      ==============================================================================================
Net loss per share - basic and
   Diluted                              $   (0.25)   $ (0.23)  $    (0.09)   $ (0.10)   $   (0.10)   $ (0.10)    $  (0.07)   $(0.01)
                                      ==============================================================================================


                                        Six months ended       Nine months ended          Year ended
                                         June 30, 2004         September 30, 2004      December 31, 2004
                                          (unaudited)            (unaudited)
                                    ------------------------------------------------------------------------
Revenue                                  $ 7,351     $ 7,365    $11,736    $ 11,748     $15,995    $ 15,867
Cost of revenue                            6,035       7,611      9,470      11,851      12,842      16,019
                                    ------------------------------------------------------------------------
Gross margin (loss)                        1,316        (246)     2,266        (103)      3,153        (152)
                                    ------------------------------------------------------------------------
Research and development                     663         481      1,028         794       1,433       1,078
Sales and marketing                        3,746       1,259      5,864       2,190       8,050       3,265
General and administrative                 3,712       5,242      5,671       8,112       8,471      11,774
                                    ------------------------------------------------------------------------
Total operating expenses                   8,122       6,982     12,562      11,096      17,954      16,117
                                    ------------------------------------------------------------------------
Loss from operations                      (6,806)     (7,228)   (10,296)    (11,199)    (14,801)    (16,269)
Other (income) expenses                    4,480       3,905      4,503       3,792        (508)     (1,186)
Income tax provision                           0           0          0           0         212           0
                                    ------------------------------------------------------------------------
Loss from continuing operations          (11,286)    (11,133)   (14,799)    (14,991)    (14,505)    (15,083)
Discontinued operations                      (61)          0       (105)          0      (2,908)          0
                                    ------------------------------------------------------------------------
Net (loss)                               (11,347)    (11,133)   (14,904)    (14,991)    (17,413)    (15,083)
                                    ------------------------------------------------------------------------
Preferred stock dividends                   (172)       (171)      (270)       (270)       (369)       (369)
                                    ------------------------------------------------------------------------
Net (loss) attributable to             $ (11,519)   $(11,304)  $(15,174)   $(15,261)   $(17,782)   $(15,452)
   common stockholders
                                    ========================================================================
Net loss per share - basic and
   Diluted                             $   (0.33)    $ (0.32)   $ (0.42)     $(0.43)    $ (0.49)    $ (0.42)
                                    ========================================================================

NOTE 4--SALE OF VS BUSINESS

       In September 2003, we completed the sale of all of the assets of our VS business to Gores pursuant to the terms of an asset purchase agreement dated as of June 10, 2003. The total consideration payable to us under the agreement was up to $24 million, consisting of $21 million in cash, of which $19 million was payable as of closing ($335,000 was placed in an escrow account) and $2 million was held back by Gores to cover potential purchase price adjustments, an unsecured $1 million promissory note maturing on December 31, 2004 and bearing an interest rate of 5% per annum and up to $2 million in earn-out payments based on performance of the assets over the two years following the closing. As partial consideration for the purchase of assets, Gores also assumed certain liabilities related to the VS segment, including (1) all liabilities to be paid or performed after the closing date that arose from or out of the performance or non-performance by Gores after the closing date of any contracts included in the assets or entered into after June 10, 2003 and (2) our accounts payable, customer deposits, deferred revenue and accrued liabilities related to the VS segment.

       Pursuant to the agreement, Gores agreed that, for a period of three years commencing on the closing date, it would not, directly or indirectly, acquire or own any equity interest in certain of our competitors identified in the agreement. The agreement further provided that Gores could acquire an identified competitor upon payment to us of a one-time fee of $5 million. During 2004 Gores acquired V-SPAN, Inc., which was one of the identified competitors. Accordingly, other income for the year ended December 31, 2004 includes $5 million pursuant to the agreement with Gores as their acquisition of V-SPAN closed in November 2004.

       Following the closing of the sale to Gores, we were unable to reach agreement with Gores on the amount, if any, of the adjustment to be made to the purchase price, which was based on the net assets, as defined, of the VS business sold to Gores as of June 30, 2003. Consequently, we entered into arbitration with Gores in July 2004, with PriceWaterhouseCoopers as the arbitrator. On January 12, 2005, we announced that PriceWaterhouseCoopers had rendered its decision. The arbitrator concluded that the net assets of the VS business sold to Gores should be reduced by $4.3 million.

       On March 7, 2005, we announced that we had entered into a settlement agreement with Gores, resolving the outstanding disputes between the companies relating to the sale of the assets of the VS business, various payables between the companies and Gores' acquisition of V-SPAN. Pursuant to the agreement, Gores paid us $2.75 million and released the $335,000, including interest thereon that was escrowed at the closing of the asset sale. We dismissed our lawsuit against Gores relating to the V-SPAN acquisition. We will not receive any payments under the earnout provision in the agreement.

       We originally accounted for the arbitrator's ruling and settlement agreement with Gores as settlements of a contingency which became known prior to the issuance of the December 31, 2004 financial statements. Therefore, although the sale to Gores closed during 2003, we deferred recognition of the related gain or loss and reported a loss of $2,908,000 during the year ended December 31, 2004. The arbitrator's adjustment of $4,340,000 related to the correction of specific financial reporting errors that should have adjusted prior period financial statements rather than being charged to the gain on the sale of the VS business.

       The ultimate settlement of amounts due to/from Gores that arose subsequent to the transaction closing date and unrelated to the sale transaction, including $363,000 of revenue that we recognized in 2004, were previously included in the determination of the loss on the sale. The restated financial statements exclude these amounts from the gain on the sale and a gain or loss from the settlement of these items will be recognized in 2005 when the settlement was reached with Gores.

       In addition, we have become aware of several other accounting errors whereby items unrelated to the sale of the VS segment to Gores were inappropriately charged to the loss on the sale. We have determined that the matters addressed in the arbitrator ruling and the other corrections represent accounting errors. Accordingly, the accompanying restated financial statements reflect these items as corrections of errors prior to 2004 and the gain or loss on the transaction is accounted for upon the closing in 2003. Additionally, the accompanying financial statements reflect a receivable from Gores of $2,750,000 relating to the sale and the payment due from Gores in connection with their acquisition of V-SPAN, net of $379,000 due to Gores from items arising subsequent to the sale transaction. Pursuant to the settlement agreement with Gores in 2005, each party was released from amounts due to the other beyond the payment by Gores of $2,750,000 and the release of the escrow cash to us. Accordingly, we will recognize a $379,000 gain on settlement in 2005.

NOTE 5--PREPAID EXPENSES AND OTHER CURRENT ASSETS

       Other current assets consist of the following at December 31, 2004:

                                                           (IN THOUSANDS)
Prepaid installation costs.............................                66
Prepaid maintenance contracts..........................               108
Prepaid insurance......................................                70
Other current assets...................................               310
                                                          ---------------
                                                          $           554
                                                          ===============

NOTE 6--PROPERTY AND EQUIPMENT

       Property and equipment consist of the following at December 31, 2004:

                                                                       ESTIMATED
                                                       (IN               USEFUL
                                                    THOUSANDS)            LIFE
Leasehold improvements........................   $           115        5 Years
Office furniture and equipment................               352        5 Years
Computer equipment and software...............             1,757        3 Years
Videoconferencing equipment...................                74        3 Years
Bridging equipment............................             1,546        5 Years
Network equipment.............................             7,078        5 Years
                                                 ----------------
                                                          10,922
Accumulated depreciation                                  (5,819)
                                                 ----------------
                                                 $         5,103
                                                 ================

       Depreciation expense was $2,236,000 for the year ended December 31, 2004, which includes depreciation expense of $47,000 for 2004 on fixed assets subject to capital leases. The equipment under capital leases as of December 31, 2004 had a cost of $258,000, accumulated depreciation of $80,000 and a net book value of $178,000.

NOTE 7--ACCRUED EXPENSES

       Accrued expenses consist of the following at December 31, 2004:

                                                                (IN THOUSANDS)
                                                                -------------
Accrued compensation..........................................   $      723
Accrued dividends.............................................          368
Accrued taxes.................................................          539
Other accrued expenses........................................          791
                                                                 -----------
                                                                 $    2,421
                                                                 ===========

NOTE 8--BANK LOAN PAYABLE AND LONG-TERM DEBT

    Bank Loan Payable

       In February 2004, we terminated a working capital credit facility with JPMorgan Chase. As a result of the termination of this credit facility, we wrote off $85,000 of unamortized deferred financing costs to expense in the first quarter of 2004.


NOTE 9--SUBORDINATED DEBENTURES

       In December 2002, we raised net proceeds of $4.2 million in a private placement of $4,888,000 principal amount of 8% convertible debentures. The debentures were convertible into 2,036,677 shares of common stock at $2.40 per share. The debentures were to mature in February 2004, or 90 days following the expiration (in May 2005) or earlier termination of the credit facility, whichever was later. We had the option of paying interest quarterly on the debentures in the form of either cash or shares of our common stock. Investors in the private placement also received five-year warrants to purchase 814,668 shares of common stock at an exercise price of $3.25 per share. The warrants are subject to certain anti-dilution adjustments. As of December 31, 2004 the exercise price of these warrants was $2.64, which has been further adjusted to $2.47 in connection with a March 2005 financing. We also issued to our placement agent warrants to purchase 40,733 shares of common stock at an exercise price of $0.001 per share with an expiration date of January 31, 2008.

       We allocated the proceeds received to the debentures and the related warrants based on the relative fair value method. The fair value of the debentures was determined based on the market value of the 2,036,677 common shares into which the debentures were convertible and the fair value of the warrants was determined using the Black Scholes pricing model. Of the proceeds, $1,292,000 was allocated to the warrants and was recorded as debt discount and additional paid-in capital and $3,596,000 was allocated to the debentures. Based on the market value of the common shares issuable upon conversion, as compared to the proceeds allocated to the debentures, further debt discount and additional paid-in capital of $2,107,000 was recorded for the beneficial conversion feature. The aggregate discount of $3,399,000 has been amortized over the term to maturity following the effective yield method.

       In January 2004, in exchange for the cancellation and termination of the debentures and forfeiture of any and all rights of collection, claim or demand under the debentures, we agreed to give the holders of the debentures: (i) an aggregate of 203.667 shares of series B convertible preferred stock; (ii) an aggregate of 250,000 shares of restricted common stock; and (iii) a reduction of the exercise price of the warrants issued pursuant to the original purchase agreement from $3.25 to $2.75. As a result of this exchange, the unamortized discount on subordinated debentures was written off to expense, resulting in amortization of discount of $2,650,000 for the year ended December 31, 2004.

       We incurred costs of $609,000 in connection with the financing, which were allocated to the warrants and the convertible debentures based on their relative fair values. The portion allocated to the warrants was recorded as a reduction to additional paid-in capital and the portion allocated to the convertible debentures was recorded as deferred financing costs, which have been amortized consistently with the debt discount. Upon the exchange in January 2004, the unamortized deferred financing costs were written off to expense, resulting in amortization of financing costs of $363,000 for the year ended December 31, 2004.

NOTE 10--STOCKHOLDERS' EQUITY

    Common Stock

       In February 2004, we raised net proceeds of $12.4 million in a private placement of 6,100,000 shares of our common stock at $2.25 per share. Investors in the private placement were also issued 1,830,000 common stock purchase warrants at an exercise price of $2.75 per share. The warrants expire five and a half years after the closing date. The warrants are subject to certain anti-dilution protection. The exercise price of the warrants was adjusted to $2.56 as a result of a March 2005 financing. We also issued to our placement agent five-year warrants to purchase 427,000 shares of common stock at an exercise price of $2.71 per share with an estimated fair value of $895,000.

       The registration rights agreement associated with the February 2004 financing provides for liquidated damages of 3% of the aggregate purchase price for the first month and 1.5% for each subsequent month if we failed to register such shares of common stock, including the shares of common stock underlying the warrants, or maintain the effectiveness of such registration. We account for the registration rights agreement as a separate freestanding instrument and account for the liquidated damages provision as a derivative liability subject to SFAS No. 133. The estimated fair value of the derivative liability is based on estimates of the probability and costs expected to be incurred and such estimates are revalued at each balance sheet date with changes in value recorded as other income or expense. Approximately $1,164,000 of the proceeds of the financing were attributed to the estimated fair value of the derivative liability. As of December 31, 2004, we estimated the fair value of the derivative liability to be $1,298,000 and recognized other expense of $134,000 for the year ended December 31, 2004.

    Preferred Stock

       Our Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock. Except for the 2,450 shares of Series A preferred stock issued prior to 2004 (all of which were converted into common stock prior to 2004) and the 203.667 shares of Series B preferred stock issued in January 2004, the rights and privileges of the preferred stock have not yet been designated.

       In January 2004, in exchange for the cancellation and termination of debentures with an aggregate face value of $4,888,000 and forfeiture of any and all rights of collection, claim or demand under the notes, we issued to the holders of the debentures: (i) an aggregate of 203.667 shares of Series B preferred stock with an aggregate stated value of $4,888,000; (ii) an aggregate of 250,000 shares of restricted common stock; and (iii) a reduction of the exercise price of the warrants issued pursuant to the original purchase agreement from $3.25 to $2.75.

       The Series B preferred stock ranks senior to our common stock and subordinate to any indebtedness we may have outstanding. The Series B preferred stockholders are entitled to receive dividends at the rate of eight percent (8%) of the stated value per share of $24,000 per share per year through July 21, 2005, increasing to twelve percent (12%) on July 22, 2005, payable annually at our option in cash or shares of common stock. We must obtain the affirmative vote of the holders of at least 75% of the outstanding shares of Series B preferred stock in order to issue any securities ranking senior to or on a parity with the Series B preferred stock. Other than as described in the preceding sentence or as required by Delaware law, the Series B preferred stock has no voting rights. If we liquidate, dissolve or wind up our affairs, the holders of the Series B preferred stock are entitled to receive a liquidation preference equal to the stated value per share plus accrued and unpaid dividends. The Series B preferred stock is convertible into our common stock at the conversion price of $2.40 per share of common stock. Upon a change of control, the holders of the Series B preferred stock can require that we redeem their shares at the stated value per share plus accrued and unpaid dividends. We also have the option to redeem the outstanding shares of Series B preferred stock at a price per share equal to 110% of the stated value plus accrued and unpaid dividends. The fair value of the Series B preferred shares issued in the exchange was equal to the fair value of the convertible debentures because the same number of shares of common stock are issuable upon conversion by the holders. We recognized a loss on the exchange of $743,000, reflecting the fair value of the 250,000 shares of restricted common stock and the incremental fair value of the warrants resulting from the modification to the exercise price.

       As a result of the February 2004 financing, the conversion price of the Series B preferred stock was reduced to approximately $2.374. Accordingly, as of December 31, 2004, the Series B preferred shares outstanding were convertible into approximately 2,059,000 shares of common stock. As a result of a March 2005 financing, the conversion price was further adjusted to $2.242.

NOTE 11--STOCK OPTIONS AND WARRANTS

    Glowpoint 2000 Stock Incentive Plan

       Pursuant to the Glowpoint 2000 Stock Incentive Plan (the "2000 Plan"), as amended, 4,400,000 shares of common stock have been reserved for issuance thereunder. The 2000 Plan permits the grant of incentive stock options ("ISOs") to employees or employees of our subsidiaries. Non-qualified stock options ("NQSOs") may be granted to employees, directors and consultants. As of December 31, 2004, options to purchase a total of 3,140,000 shares were outstanding and 854,000 shares remained available for future issuance under the 2000 Plan.

       The exercise price of the awards is established by the administrator of the plan and, in the case of ISOs issued to employees who are less than 10% stockholders, the per share exercise price must be equal to at least 100% of the fair market value of a share of the common stock on the date of grant or not less than 110% of the fair market value of the shares in the case of an employee who is a 10% stockholder. The administrator of the plan determines the terms and provisions of each award granted under the 2000 Plan, including the vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment, payment contingencies and satisfaction of any performance criteria.

    1996 Stock Option Plan

       Under the 1996 Stock Option Plan (the "1996 Plan"), as amended, 2,475,000 shares of common stock have been reserved for issuance thereunder. The 1996 Plan provides for the granting of options to officers, directors, employees and advisors. The exercise price of incentive stock options ("ISOs") issued to employees who are less than 10% stockholders shall not be less than the fair market value of the underlying shares on the date of grant or not less than 110% of the fair market value of the shares in the case of an employee who is a 10% stockholder. The exercise price of stock options shall not be less than the par value of the shares to which the option relates. Options are not exercisable for a period of one year from the date of grant. Under the 1996 Plan, no individual will be granted ISOs corresponding to shares with an aggregate exercise price in excess of $100,000 in any calendar year less the aggregate exercise price of shares under other stock options granted to that individual that vest in such calendar year. The 1996 Plan will terminate in 2006. No options were granted under the 1996 Plan in 2004. As of December 31, 2004, options to purchase a total of 67,000 shares were outstanding and no shares remained available for future issuance under the 1996 Plan.

    VTI Stock Option Plans

       Under stock option plans assumed with a merger prior to 2004, options to purchase a total of 223,000 shares of our common stock were outstanding as of December 31, 2004. The plans will terminate in 2009. No options were granted under these Plans in 2004 and as of December 31, 2004 no shares remained available for future issuance.

       We have also issued stock options outside of our qualified plans. At December 31, 2004, the total of these options outstanding was 1,533,000.

       A summary of options issued under our plans and other options outstanding as of December 31, 2004, is presented below:

                                                                                          WEIGHTED
                                                                                           AVERAGE
                                                                       NUMBER OF          EXERCISE
                                                                        OPTIONS             PRICE
                                                                     --------------     ------------
Options outstanding, January 1, 2004................................    5,793,000       $     3.12
Granted.............................................................    1,491,000             1.30
Exercised...........................................................     (782,000)            0.73
Forfeited...........................................................   (1,539,000)            3.90
                                                                     --------------     ------------
Options outstanding, December 31, 2004..............................    4,963,000       $     2.71
                                                                     ==============     ============
Shares of common stock available for future grant under company
   plans............................................................      854,000
                                                                     ==============

       Additional information as of December 31, 2004 with respect to all outstanding options is as follows:

                                                          OUTSTANDING                         EXERCISABLE
                                            ------------------------------------------ --------------------------
                                                            WEIGHTED
                                                            AVERAGE
                                                           REMAINING       WEIGHTED                   WEIGHTED
                                                          CONTRACTUAL      AVERAGE                    AVERAGE
                 RANGE OF                    NUMBER OF      LIFE (IN       EXERCISE     NUMBER OF     EXERCISE
                  PRICE                       OPTIONS        YEARS)         PRICE        OPTIONS       PRICE
------------------------------------------  ------------  -------------- ------------- ------------- ------------
$ 0.57 - $1.13...........................        323,000      7.75           $1.09         285,000    $1.03
  1.19 - 2.55............................      1,647,000      8.67            1.43         430,000    $1.83
  2.63 - 3.97............................      2,615,000      4.68            3.34       2,405,000    $3.33
  4.12 - 5.50............................        294,000      5.96            4.97         261,000    $5.03
  5.76 - 9.85............................         84,000      0.23           $6.82          84,000    $6.82
                                            --------------                             -------------
$ 0.57 - 9.85............................      4,963,000      6.23           $2.71       3,465,000    $3.17
                                            ==============                             =============

       We have elected to use the intrinsic value-based method of APB Opinion No. 25 to account for awards under our employee stock-based compensation plans. Accordingly, no compensation cost has been recognized in the accompanying financial statements for stock options issued to employees because the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option.

       Equity-based expenses recognized in our statement of operations totaled $925,000 in 2004. We recorded amortization of deferred compensation from the issuance of restricted stock of $699,000 and recognized $67,000 related to the extension of certain options. In addition, we recorded consulting expense of $114,000 ($32,000 for options that vested during 2004) related to the issuance of stock options and interest expense of $45,000 related to shares of common stock issued to subordinated debenture holders in lieu of cash interest payments.

       During the year ended December 31, 2004, we received $570,000 from the exercise of stock options.

       At December 31, 2004, we had outstanding warrants which can be exercised for 7,486,000+ shares of common stock. For the 2,257,000 warrants that were issued in 2004, the weighted average grant date fair value as determined by the Black-Scholes option pricing model was $1.95.

       Additional information as of December 31, 2004 with respect to all outstanding warrants is as follows:

                                                                                         WEIGHTED
                                                                                         AVERAGE
                                                                                        REMAINING        WEIGHTED
                                                                                       CONTRACTUAL       AVERAGE
                                   RANGE OF                                NUMBER        LIFE (IN        EXERCISE
                                    PRICE                               OUTSTANDING      YEARS)           PRICE
----------------------------------------------------------------------- ------------- --------------  --------------
$0.001................................................................        3,000       2.96         $  0.001
  1.00 - 2.43.........................................................      604,000       2.22             2.06
  2.71 - 2.75.........................................................    3,072,000       3.82             2.72
  4.41 - 6.24.........................................................    2,041,000       1.46             5.04
  8.69 - 9.23.........................................................    1,747,000       1.23             8.46
                                                                        -------------     ------       ----------
$0.001 - 9.23.........................................................    7,467,000       2.44         $   4.64
                                                                        =============     ======       ==========

Principally all of the warrants are subject to anti-dilution adjustments.

NOTE 12--COMMITMENTS AND CONTINGENCIES

     Employment Agreements

       We have entered into employment agreements with our President and Chief Executive Officer ("CEO"), our Executive Vice President and Chief financial Officer ("CFO") and our Executive Vice President and Chief Technology Officer ("CTO") which provide for:

       CEO--We entered into an agreement with the CEO having a three-year term commencing October 15, 2003. Under the agreement, the CEO will receive a defined annual base salary for each year of employment, annual incentive compensation in an amount equivalent to fifty percent (50%) of his then annual base salary subject to the achievement of goals and metrics established by the CEO and the Compensation Committee of the board of directors, with such goals and metrics being updated on an annual basis. The agreement provided for an award of 360,000 shares of restricted common stock, the fair value of which was determined to be $1,116,000. Compensation expense will be recorded evenly over the life of the employment agreement. Compensation expense of $372,000 was recorded during the year ended December 31, 2004. Under the agreement, we must secure and pay the premium on a $2,000,000 life insurance policy payable to the CEO's designated beneficiary. Either we or the CEO may terminate his employment at any time, for any reason or no reason at all; however, if the CEO is terminated without cause or resigns for good reason or if he dies, he is entitled to one year of his then annual base salary, one year of his then annual incentive compensation, and one year of accelerated vesting on the restricted stock granted under the employment agreement. If the CEO's employment is terminated with cause or if he voluntarily resigns, he is entitled to his base salary and other benefits through the last day actually worked.

       Executive Vice President and Chief Financial Officer--We entered into an agreement with the CFO having a three-year term commencing December 7, 2004. Under the agreement, the CFO is entitled to annual base salary, annual incentive compensation in an amount equivalent to forty percent (40%) of his then annual base salary subject to the achievement of goals and metrics established by the President and CEO with such goals and metrics being updated on an annual basis and a grant of an option to purchase 125,000 shares of common stock under the 2000 Plan, vesting in three equal annual installments. Either we or the CFO may terminate his employment at any time, for any reason or no reason at all; however, if the CFO is terminated without cause or resigns for good reason or if he dies, he is entitled to six months of his then annual base salary, as well as the pro-rated amount of incentive compensation due as of the effective date of termination and one year of accelerated vesting of the stock options granted under the employment agreement. If the CFO's employment is terminated with cause or if he voluntarily resigns, he is entitled to his base salary and other benefits through the last day actually worked.

         Executive Vice President and Chief Technology Officer--We entered into an agreement with the CTO having a three-year term commencing January 1, 2001, which has been subsequently amended numerous times to reflect agreed upon annual base salary, incentive compensation and other stock option grants. Under the current three year agreement, the CTO is entitled to an annual base salary in each year, an ability to earn annual incentive compensation in an amount equivalent to forty percent (40%) of his then annual base salary, subject to the achievement of goals and metrics established by the CEO, with such goals and metrics being updated on an annual basis. , In addition, the CTO's agreement stipulates that if we enter into a sale agreement during the term of the agreement and the CTO realizes less than $200,000 from the exercise of all outstanding options, then he is entitled to a bonus in an amount equal to the difference between $200,000 and the amount realized. The agreement also provides for a grant of an option to purchase 100,000 shares of common stock under the 2000 Plan, with 25% vesting immediately and the remaining options vesting in three equal annual installments at the anniversary date of the agreement. Either we or the CTO may terminate his employment at any time, for any reason or no reason at all; however, if the CTO is terminated without cause or resigns for good reason or if he dies, he is entitled to one year of his then annual base salary and one year of accelerated vesting of the stock options granted under the amended employment agreement. If the CTO's employment is terminated with cause or if he voluntarily resigns, he is entitled to his base salary and other benefits through the last day actually worked.

    Operating Leases

       We lease several facilities under operating leases expiring through 2005. Certain leases require us to pay increases in real estate taxes, operating costs and repairs over certain base year amounts. Lease payments for the years ended December 31, 2004 were approximately $304,000. These amounts are inclusive of rent expense that was related to our discontinued VS and AV operations.

       Future minimum rental commitments under all non-cancelable leases as of December 31, 2004 aggregated $243,000 for the year ending December 31, 2005 (see
Note 18)

    Capital Lease Obligations

       We lease certain equipment under non-cancelable lease agreements. These leases are accounted for as capital leases. Future minimum lease payments under capital lease obligations at December 31, 2004 of $35,000 are due during 2005.

NOTE 13--INCOME TAXES

       We had no tax provision for the year ended December 31, 2004. Our effective tax rate differs from the statutory federal tax rate as shown in the following table:

                                                                (IN THOUSANDS)
U.S. federal income taxes at the statutory rate...............    $   (5,121)
State taxes, net of federal effects...........................          (904)
Beneficial conversion feature.................................         1,066
Nondeductible loss on exchange of debt........................           297
Change in valuation allowance.................................         4,072
Adjustments to prior years' options and other charges.........           582
Other.........................................................             8
                                                                  ------------
                                                                  $       --
                                                                  ============

       The tax effect of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2004 is presented below:

                                                                (IN THOUSANDS)
Deferred tax assets:
   Tax benefit of operating loss carry forwards..........        $   35,922
   Reserves and allowances...............................               401
   Accrued expenses......................................               670
   Goodwill..............................................               807
   Equity-based compensation.............................             1,223
   Unrealized loss on derivative financial instrument....                54
   Other.................................................                 8
                                                                 ------------
Total deferred tax assets................................            39,085
                                                                 ------------
Deferred tax liabilities:
   Fixed assets..........................................               121
                                                                 ------------
Sub-total................................................            38,964
Valuation allowance......................................           (38,964)
                                                                 ------------
Net deferred tax liabilities.............................        $       --
                                                                 ============

       We and our subsidiaries file federal returns on a consolidated basis and separate state tax returns. At December 31, 2004, we have net operating loss
(NOL) carry-forwards of approximately $93 million each for federal and state income tax purposes, respectively, which expire in various amounts through 2024. The utilization of a portion of our NOL is limited each year as a result of an "ownership change" (as defined by Section 382 of the Internal Revenue Code of 1986, as amended). Our NOL's may be subject to further limitation due to past and future issuances of stock. We provide a full valuation allowance, which increased by $4,072,000 during 2004, against our deferred tax assets due to the uncertainly about the realization of such assets. Management expects to maintain the valuation allowance on our tax benefits until profitability is sustained over a long enough period for us to conclude that it is more likely than not that a portion or all of our deferred tax assets will be realized.


NOTE 14--401(k) PLAN

       We have adopted a 401(k) retirement plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan covered substantially all employees who met minimum age and service requirements. The plan was non-contributory on our part. Effective with the merger with VTI, we assumed the 401(k) Plan of VTI, combined its assets with those of the existing plan and began making contributions to the plan. Employer contributions to the 401(k) plan for the years ended December 31, 2004 were approximately $26,000.

NOTE 15--RELATED PARTIES

       We receive financial and tax services from an accounting firm in which one of our directors is a partner. For the year ended December 31, 2004, we incurred fees for these services of approximately $23,000.

NOTE 16--RESTATED QUARTERLY FINANCIAL DATA (UNAUDITED)

       The following is a summary of our unaudited restated quarterly results of operations for 2004 (See Note 3).

1st Quarter
                 Net revenues......................................$   3,186
                 Gross margin......................................     (353)
                 Loss from operations..............................   (3,682)
                 Net loss..........................................   (7,526)
                 Net loss attributable to common stockholders......   (7,600)
                 Net loss per share - basic and diluted............    (0.23)

2nd Quarter
                 Net revenues......................................$   4,179
                 Gross margin......................................      107
                 Loss from operations..............................   (3,596)
                 Net loss..........................................   (3,607)
                 Net loss attributable to common stockholders......   (3,704)
                 Net loss per share - basic and diluted............    (0.10)


3rd Quarter
                 Net revenues......................................$   4,383
                 Gross margin......................................      143
                 Loss from operations..............................   (3,971)
                 Net loss..........................................   (3,858)
                 Net loss attributable to common stockholders......   (3,956)
                 Net loss per share - basic and diluted............    (0.10)


4th Quarter
                 Net revenues......................................$   4,119
                 Gross margin......................................      (49)
                 Loss from operations..............................   (5,070)
                 Net loss..........................................      (92)
                 Net loss attributable to common stockholders......     (191)
                 Net loss per share - basic and diluted............    (0.01)


       Net loss per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly net loss per share figure in 2004 does not equal the total computed for that year.

NOTE 17--SUBSEQUENT EVENTS

       In March 2005, we entered into a common stock purchase agreement with several unrelated institutional investors in connection with the offering of (i) an aggregate of 6,766,667 shares of our common stock and (ii) warrants to purchase up to an aggregate of 2,706,667 shares of our common stock. We received proceeds from the sale of these shares and warrants equal to approximately $10.15 million, less our expenses relating to the sale, which were approximately $760,500, a portion of which represents investment advisory fees totaling $710,500 to Burnham Hill Partners, our financial advisor. The warrants that were issued are exercisable for a five-year term and have an exercise price of $2.40 per share. The warrants may be exercised by cash payment of the exercise price or by "cashless exercise."

       In March 2005, 83.333 shares of our outstanding Series B convertible preferred stock were exchanged for 1,333,328 shares of our common stock and warrants to purchase 533,331 shares of our common stock.

       In April, 2005, we amended our operating lease for our Hillside, NJ office to extend the term of the lease through April 2007. At such time, we also increased the square feet under lease. Payments due under the amended lease aggregate $197,000, $218,000 and $73,000 for the years ending December 31, 2005, 2006 and 2007, respectively, excluding operating cost.

         In March 2006, we implemented a corporate restructuring plan designed to reduce ongoing operating, sales and general and administrative costs. As part of the strategic initiative, we made management changes, including the promotion of Michael Brandofino to Chief Operating Officer with principal responsibility for the implementation and management of the restructuring plan. We also announced that Gerard Dorsey, executive vice president and chief financial officer since December 2004, will be leaving Glowpoint in April 2006 to pursue other opportunities. He will transition his responsibilities to Edward Heinen, Glowpoint's vice president and controller, who will become acting Chief Financial Officer upon Mr. Dorsey's departure.